Exhibit 99.1

ATI Comments on Second Quarter 2017; Completes Extension of ABL and Term Loan

PITTSBURGH--(BUSINESS WIRE)--June 29, 2017--Allegheny Technologies Incorporated (NYSE: ATI) today commented on the second quarter 2017 and said that it has extended its Asset Based Lending (ABL) facility, including the maturity of its $100 million term loan, to February 2022.

“Second quarter performance is consistent with the outlook we provided in April,” said Rich Harshman, ATI’s Chairman, President and Chief Executive Officer. “For our High Performance Materials and Components segment, the next-generation aerospace ramp remains on track. Segment performance continues to improve in the second quarter with sequentially higher operating profit and operating profit as a percentage of sales.

“While we have made tremendous progress in restructuring and repositioning our FRP business, as stated in April we remain cautious in the short-term due to falling raw material costs, primarily nickel as well as ferrochrome. Significant declines in raw material prices in the second quarter are negatively impacting raw material surcharges and transaction prices. As a result, we expect Flat Rule Products segment (FRP) second quarter results to be at or near breakeven.”

ATI expects to report second quarter 2017 sales in the range of $865 to $890 million and EPS in the range of $0.04 to $0.09 per share. Corporate and closed operations expenses are expected to be approximately $10 million higher in the second quarter 2017 compared to the first quarter. The first quarter 2017 benefitted from several favorable event-driven items.

“To provide a liquidity cushion, we completed the extension of the Asset Based Lending (ABL) facility to February 2022, including extending the maturity of the $100 million ABL term loan from November 2017 to February 2022,” Harshman said.

Cash generation from operations remains a key focus, and we continue to carefully manage working capital requirements as our operating rates continue to increase. ATI has no significant debt maturities until June 2019.

ATI will provide live Internet listening access to its conference call with investors and analysts scheduled for Tuesday, July 25, 2017 at 8:30 a.m. ET. The conference call will be conducted after the Company’s planned release of second quarter 2017 results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, go to the home page and select “Conference Call”. Replay of the conference call will be available on the ATI website.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. With revenue of $3.2 billion for the twelve month period ending March 31, 2017, our largest market is aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. ATI produces nickel-based alloys and superalloys, titanium alloys, specialty alloys, stainless steels, and zirconium and other related alloys in many mill product forms. We also are a leader in producing nickel-based alloy and titanium-based alloy powders for use in next-generation jet engine forgings and 3D-printed products. ATIMetals.com

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004